UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NOBLE CORPORATION plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Noble Corporation plc Compensation Overview April 2017

Market Realities Market Realities: Crude oil price decline of approx. 50% from 3Q 2014 to present Continued large oversupply of drilling rigs during period of slackened demand Four industry participants have gone into or through bankruptcy; two additional entities could seek bankruptcy protection We don’t control oil prices or rig retirements, but have strategically positioned our company in an ailing industry

Company Strengths and Positioning Company positioned to face current market challenges Young, high-spec rig fleet Good liquidity with solid balance sheet Significant contract cover through 2023 Low capital requirements with completion of newbuilds Strong focus on controlling costs and preserving liquidity

Company Strengths Transformed our fleet into one of the most modern in the industry Lowered average age of fleet from 25 years in 2013 to 10 years as of March 2017 Maintaining liquidity position Solid liquidity of $2.96 billion at 3/31/17, including $2.45 billion unused revolver Declining capital expenditures now that newbuild program is complete

Company Strengths Good contract coverage, which extends into 2023 One of highest contract backlogs per rig Continue to operate at a high level of efficiency Operating costs declined approx. 20% during 2016 Continue to have very high revenue efficiency

$3,931 $7,122 $5,316 $4,902 $4,076 CEO Realized Pay vs. Indexed TSR 6 Realized Pay is cash and equity compensation actually received by the CEO during the respective year, comprising salary, cash bonus attributable to the year, and market value at vesting of previously granted restricted stock units. PVRSUs that vest are included in the year during which the performance period ends. Realized Pay excludes the value of new/unvested restricted stock unit grants, deferred compensation accruals, change in pension value, all other compensation and other amounts that will not actually be received until a later date.

2017 Compensation Overview Compensation committee has proactively reshaped comp program during industry downturn Conducted an extensive shareholder outreach program during 2016 and 2015 Instituted multiple changes in compensation program in response to shareholder comments Made changes to all compensation components in 2017 – salary, STIP, LTIP and others Reduced total CEO compensation for second straight year – total down one-third from 2014 levels Striving to balance downcycle realities with compensation goals

Compensation Program Recent Changes Base salary Held 2017 base salaries for all named executives at 2014 levels; reduced CEO 2017 base salary by 10% Reduced the 2016 total reported compensation to CEO by 15% from 2015 and more than 32% from 2014 Short-term incentive plan (STIP) Comp Committee cut STIP award from the level available by 37% in 2016 and 25% in 2015 CEO 2016 STIP award 18% less than 2015 and 46% less than 2014 award Revamped disclosure in proxy statement for more clarity

Compensation Program Recent Changes Long-term equity awards Reduced the grant value of 2017 CEO long-term incentive awards by 10% from 2016 value; overall value of award has fallen 20% since 2014 Properly aligned results: officers forfeited 49.65% of 2014-2016 performance cycle LTI awards, 43.67% of 2013-2015 performance cycle LTI awards and 100% of LTI awards in previous performance cycle Added new LTI performance measure to track relative contract drilling margin along with existing relative TSR measure.

Compensation Program Recent Changes Other Compensation Program Changes Ended the payment of expatriate benefits for all NEOs – resulted in reduction of approximately $1m to CEO in 2016 Limited Dividend Equivalent Payments on both PVRSU and TVRSU awards until the underlying shares have vested Adopted new Clawback Policy Reduced Director Fees and Retainers Made further best practice changes to our Incentive Plan

Say-on-Pay Vote Favorable recommendation from Glass Lewis on all say-on-pay proposals (US, UK and new UK Compensation Policy) ISS has contrary view, but we believe their recommendation doesn’t reflect: Sober realities of industry driven by cyclical commodity prices Severity of downturn in our particular corner of industry Benefits of skilled, long-tenured management team with experience in guiding companies through cyclical downturns Significant compensation changes made over the past three years!